AMENDMENT NO. 1 TO

INVESTMENT ADVISORY AGREEMENT

Between

NORTHERN LIGHTS FUND TRUST

And

ASCENDANT ADVISORS, LLC

THIS INVESTMENT ADVISORY AGREEMENT AMENDMENT is made and entered into as of December 10, 2014 between Northern Lights Fund Trust, a Delaware statutory trust (the "Trust"), and Ascendant Advisors, LLC, a limited liability company organized and existing under the laws of the State of Texas (the "Adviser") located at Four Oaks Place, 1330 Post Oaks Blvd, Suite 1550, Houston, TX 77056.

WHEREAS, the parties have entered into an Investment Advisory Agreement dated as of February 22, 2012 (the “Agreement”);

WHEREAS, the Trust’s Board of Trustees subsequently changed the name of the Ascendant MultiCap Equity Fund to Ascendant Deep Value Convertibles Fund;

WHEREAS, the parties now desire to amend the Agreement as set forth below.

NOW, THEREFORE, the parties hereto agree as follows:

1.	All references in the Agreement to “Ascendant MultiCap Equity Fund” shall be replaced with “Ascendant Deep Value Convertibles Fund”.

2.	Appendix A to the Agreement is deleted in its entirety and replaced with Appendix A attached hereto.

3.	All other terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Advisory Agreement Amendment as of the date set forth above.

NORTHERN LIGHTS FUND TRUST	ASCENDANT ADVISORS, LLC

By: /s/ Andrew Rogers	By: /s/ James H. Lee
Name: Andrew Rogers	Name: James H. Lee
Title: President	Title: Managing Member

NORTHERN LIGHTS FUND TRUST

INVESTMENT ADVISORY AGREEMENT

APPENDIX A

FUNDS OF THE TRUST AS OF DECEMBER 10, 2014

NAME OF FUND	ANNUAL ADVISORY FEE AS A % OF AVERAGE NET ASSETS OF THE FUND
Ascendant Balanced Fund	1.10%
Ascendant Natural Resources Fund	0.50%
Ascendant Deep Value Convertibles Fund	1.15%
Ascendant Patriot Fund	1.40%